SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to SECTION 240.14a-11(c) or SECTION 240.14a-12

Alaska Communications Systems Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

600 Telephone Avenue
Anchorage, Alaska 99503

Notice of Annual Meeting of Stockholders

June 30, 2004

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. on Tuesday, July 27, 2004, beginning at 11:00 a.m. local time, at the Company’s offices at 600 Telephone Avenue, Anchorage, Alaska 99503, fourth floor conference room. At the meeting, stockholders will be asked to consider and vote on the following proposals:

1.	To elect Liane Pelletier, W. Dexter Paine, III, Saul A. Fox, Wray T. Thorn, Byron I. Mallott, Brian Rogers, Charles P. Sitkin, John M. Egan, and Patrick Pichette as Directors for one-year terms expiring at the 2005 Annual Meeting.

2.	To approve an increase in the number of shares of our common stock reserved for future issuance under the various Alaska Communications Systems Group, Inc. Stock Plans by 3,000,000 shares, to be allocated among the plans as follows:

(i)	2,250,000 shares for the 1999 Stock Incentive Plan;

(ii)	550,000 shares for the 1999 Employee Stock Purchase Plan; and

(iii)	200,000 shares for the 1999 Non-Employee Director Stock Compensation Plan.

3.	To transact any other business that may properly come before the annual meeting.

     Stockholders of record at the close of business on June 28, 2004 will be entitled to vote at the annual meeting. During the ten days prior to the annual meeting, a list of such stockholders will be available for inspection at the offices of Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503.

     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope provided.

     This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also providing copies of our 2003 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2003 in order to provide you with additional information about us. We encourage you to read the proxy statement and the other information carefully.

/s/ Leonard A. Steinberg
Leonard A. Steinberg
Vice President, General Counsel and Corporate Secretary

Please promptly complete, date, sign and return the enclosed proxy card whether or not you plan to attend the meeting.

Proxy Statement

______________

Alaska Communications Systems Group, Inc.
___________

Proxy Statement

Alaska Communications Systems Group, Inc.

600 Telephone Avenue
Anchorage, Alaska 99503

ANNUAL MEETING OF STOCKHOLDERS
July 27, 2004

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting

     The annual meeting will be held on Tuesday, July 27, 2004 beginning at 11:00 a.m. local time in the Company’s fourth floor conference room at 600 Telephone Avenue, Anchorage, Alaska 99503.

Proposals to be Considered by You at the Annual Meeting

     At the annual meeting, you will be asked to vote on the following proposals:

Proposal 1:	To elect Liane Pelletier, W. Dexter Paine, III, Saul A. Fox, Wray T. Thorn, Byron I. Mallott, Brian Rogers, Charles P. Sitkin, John M. Egan, and Patrick Pichette as Directors for one-year terms expiring at the 2005 Annual Meeting.

Proposal 2:	To approve an increase in the number of shares of our common stock reserved for future issuance under the various Alaska Communications Systems Group, Inc. stock plans by 3,000,000 shares, to be allocated among plans as follows:

	(i)	2,250,000 shares for the 1999 Stock Incentive Plan;

	(ii)	550,000 shares for the 1999 Employee Stock Purchase Plan; and

	(iii)	200,000 shares for the 1999 Non-Employee Director Stock Compensation Plan.

Proposal 3:	To transact any other business that may properly come before the annual meeting.

Information About the Proxy Statement

     The Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). This proxy statement contains summarized information required to be provided to stockholders under the Securities and Exchange Commission rules. This proxy statement is designed to assist stockholders in voting their shares. On July 6, 2004 we will begin mailing the proxy materials to all stockholders of record at the close of business on June 28, 2004.

Information About Voting

     Stockholders of record as of the close of business on June 28, 2004 will be entitled to vote their shares at the annual meeting. Each share is entitled to one vote at the meeting. At the close of business on June 28, 2004, there were 29,607,542 outstanding shares of our common stock, par value $0.01 per share.

•	By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card.

The individuals named on the card are your proxies. They will vote your shares as indicated. If you sign your cards without indicating how you wish to vote, all of your shares will be voted:

•	FOR all of the nominees for Director;

•	FOR increase in shares reserved under Company stock plans;

•	at the discretion of your proxies on any other matter that may be properly brought before the annual meeting.

•	In Person: You may attend the annual meeting and vote in person.

     Revocation: You may revoke your proxy before it is voted at the meeting by:

•	filing a written notice of revocation dated after the proxy date with Alaska Communications Systems Group, Inc., c/o Leonard A. Steinberg, Vice President, General Counsel and Corporate Secretary;

•	sending Alaska Communications Systems Group, Inc., Leonard A. Steinberg, Vice President, General Counsel and Corporate Secretary, a later dated proxy for the same shares of common stock; or

•	attending the annual meeting AND voting in person there.

     The address to send such correspondence is: Alaska Communications Systems Group, Inc., Leonard A. Steinberg, Vice President, General Counsel and Corporate Secretary, 600 Telephone Avenue, Anchorage, Alaska 99503.

     Mellon Investor Services will act as inspector of the election and tabulator of the votes for bank, broker and other stockholder of record proxies.

Information About Quorum

     Holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of Directors must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chairman of the Board of Directors or a majority in interest of the stockholders entitled to vote there may adjourn the annual meeting.

     Shares present either by proxy or in person that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.

Number of Votes Necessary for Each Proposal to be Approved

     Proposal One: Election of Directors – The nine persons nominated for Director receiving the most votes will be elected. Broker non-votes and abstentions will not affect the election of Directors except to the extent that failure to vote for an individual results in another individual receiving a larger proportion of votes.

     Proposal Two: Increase in the Number of Shares Allocated to Stock Plans – The increase in the number of shares allocated to our various stock plans will occur upon a simple majority of votes represented at the annual meeting cast in favor of the proposal, assuming a quorum is represented at the annual meeting.

Costs of Proxies

     In addition to mailing this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We will reimburse brokers, banks and other nominees who hold stock for other beneficial owners for their expenses related to forwarding these proxy materials to those beneficial owners. We will bear the entire cost of the solicitation.

Information You Should Rely Upon When Casting Your Vote

     You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than those contained in or incorporated by reference in this proxy statement. You should not rely on such information or representation as having been authorized by us. You should not infer under any circumstances that because of the delivery of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make a solicitation.

Stockholder Proposals for 2005 Annual Meeting

     The annual meeting of stockholders for 2005 is tentatively scheduled to be held on June 16, 2005. In order for stockholder proposals to be included in the proxy statement for the 2005 annual meeting, we must receive them no later than 5:00 p.m. local time on March 5, 2005. Stockholder proposals must be in compliance with Rule 14a-8 under the Exchange Act and with our by-laws. They must also be submitted in writing by notice delivered to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. These notices must set forth:

•	the stockholder’s name and address;

•	the text of the proposal to be introduced;

•	the number of shares of our common stock the stockholder held of record, owned beneficially and represented by proxy as of the date of the notice; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

     In addition, any stockholder who meets the requirements of the proxy rules under the Exchange Act may nominate a candidate for Director or may bring other business before the annual meeting of stockholders for 2005. For other such business to be included in the proxy materials, it must meet the additional requirements set forth in the paragraph above. Any such nomination or other business must be submitted in writing by notice delivered to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503 not later than 5:00 p.m. local time on March 5, 2005.

     For Director nominations, the stockholder’s notice must list all information relating to the nominee that is required to be disclosed by the Company’s by-laws and the securities laws. This includes the nominee’s written consent to serve as a Director, if elected. For other business, the stockholder’s notice must include a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting. It must also describe any material interest that the stockholder or beneficial owner has in that business. In both cases, the stockholder’s notice must also set forth, both as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder and of such beneficial owner, as they appear on our books; and

•	the number of our shares which are owned beneficially and of record by such stockholder and such beneficial owner.

PROPOSAL ONE: ELECTION OF DIRECTORS

     Nine Directors will be elected at the 2004 annual meeting to serve until the annual meeting of stockholders in 2005. The nine nominees for Director are Liane Pelletier, W. Dexter Paine, III, Saul A. Fox, Wray T. Thorn, Byron I. Mallott, Brian Rogers, Charles P. Sitkin, John M. Egan, and Patrick Pichette. Each of them is an incumbent Director. The table below contains certain biographical information about each of the Directors and the executive officers of the Company. The Directors have consented to serve if elected, but should any nominee be unavailable to serve, each stockholder’s proxy will vote for the substitute nominee recommended by the Board of Directors.

     Vote Required. The nine persons nominated for Director receiving the most votes will be elected.

     The Board of Directors recommends that you vote FOR each of the persons nominated for Director in Proposal One.

Nominees for Directors

     The table below sets forth certain information about those persons who currently serve as Directors of the Company and who have been nominated to serve as Directors until the annual meeting of stockholders in 2005.

Director	Business Experience of Director

Liane Pelletier Chairman, Chief Executive Officer and President Director since 2003 Age: 46	Ms. Pelletier has served as Director and as Chief Executive Officer and President since October 6, 2003 and Chairman since January 1, 2004. Prior to this appointment, Ms. Pelletier served as Senior Vice President and Chief Integration Officer at Sprint Corporation from June 2003 through September 2003. In this position, she oversaw Sprint’s transformation from a product-centric to a more customer-centric organization. For the three years prior to that appointment, Ms. Pelletier served as Sprint’s Senior Vice President of Strategic Planning & Corporate Development. Her responsibilities during that period included driving corporate strategy, managing Sprint’s broadband spectrum assets and developing and marketing integrated products. Over the course of her 17 year career at Sprint, Ms. Pelletier also served as a vice president in a wide variety of departments, including in corporate strategy, customer acquisition and retention and marketing positions to both business and consumer customers. Before joining Sprint, she worked as a consultant at Touche Ross and Temple, Barker, Sloane. Ms. Pelletier has an M.B.A. from M.I.T. and B.A. from Wellesley College.

W. Dexter Paine, III Director since 1998 Age: 43	Mr. Paine was a co-founder and has been President of Fox Paine & Company, LLC, since its inception in 1997. From 1994 until founding Fox Paine, Mr. Paine served as a senior partner of Kohlberg & Co. Prior to joining Kohlberg & Co., Mr. Paine served as a general partner at Robertson Stephens & Company. Mr. Paine has a B.A. in economics from Williams College. Since January 2000, Mr. Paine has served as the Chairman of the board of directors of WJ Communications, Inc (NASDAQ – WJCI) and since September 2003 he has served as a director of United National Group, Ltd. (NASDAQ—UNGL).

Saul A. Fox Director since 1999 Age: 50	Mr. Fox was a co-founder of Fox Paine & Company, LLC and has served as Chief Executive Officer since its inception in 1997. Prior to founding Fox Paine & Company, LLC Mr. Fox was general partner with Kohlberg, Kravis Roberts & Co. Prior to joining Kohlberg, Kravis Roberts & Co., Mr. Fox was an attorney specializing in tax, business law and mergers and acquisitions and participated significantly in law firm management at Latham & Watkins LLP, an international law firm headquartered in Los Angeles, California. Mr. Fox received a B.S. in Communications from Temple University in 1975 (summa cum laude) and a J.D. from the University of Pennsylvania School of Law in 1978 (cum laude). Mr. Fox is a director of United National Group, Ltd. (Nasdaq—UNGL) since September 2003 and a member of the Board of Overseers, University of Pennsylvania Law School.

Director	Business Experience of Director

Wray T. Thorn Director since 2000 Age: 33	Mr. Thorn has been a Director with Fox Paine & Company, LLC since January 2000. From 1996 until joining Fox Paine & Company, Mr. Thorn was a principal and founding member of Dubilier & Company. Prior to joining Dubilier & Company, Mr. Thorn was an associate in the Acquisition Finance Group of Chase Securities, Inc. Mr. Thorn is a graduate of Harvard University. Since January 2000, Mr. Thorn has served on the board of directors of WJ Communications, Inc. (NASDAQ – WJCI). Mr. Thorn has served on the Board of Managers of ACS Media, LLC (TSX: AYP.UN) since May of 2003.

Byron. I. Mallott Director since 2000 Age: 61	Mr. Mallott is the President and Chief Executive Officer of the First Alaskans Institute. From 1995 until January 2000, Mr. Mallott served as the Executive Director of the Alaska Permanent Fund Corporation. Prior to joining the Alaska Permanent Fund Corporation, Mr. Mallott served in various capacities, including Director, Chairman and President and Chief Executive Officer of Sealaska Corporation over a period of nearly 20 years. Mr. Mallott has also served in various political appointments and elected positions and presently serves on the boards of Alaska Air Group, Inc. and Native American Bank, N.A.

Brian Rogers Director since 2001 Age: 53	Mr. Rogers is currently Principal Consultant and Chief Financial Officer for Information Insights, Inc., a management and public policy consulting firm. Mr. Rogers served as Vice President of Finance for the University of Alaska Statewide System from 1988 to 1995. Mr. Rogers is a former state legislator, who served in the Alaska State House of Representatives from 1979 to 1982. Mr. Rogers chaired the State of Alaska Long-Range Planning Commission during 1995 and 1996, and currently, as a Regent of the University of Alaska, serves as the Board Chair and a member of all committees, including the University’s Finance and Audit Committee. He holds a Master’s in Public Administration degree from the Kennedy School of Government, Harvard University.

Charles P. Sitkin Director since 2003 Age: 70	Mr. Sitkin is an independent consultant assisting enterprises with strategic and organizational planning. Prior to 1994, Mr. Sitkin’s experience includes being the National Director of Management Consulting for R.W. Beck & Associates, a Partner and Office Director of Information Technology for the Seattle and Anchorage offices of Ernest & Young and holding executive positions in the Boeing Company. Mr. Sitkin is a Certified Management Consultant and is an engineering graduate of Lafayette College and received an M.B.A. from University of Washington. He has worked extensively with public utilities and telephone companies in Alaska.

John M. Egan Director since 2003 Age: 57	Mr. Egan is the recently retired founder and chairman/CEO of ARRIS Group (Nasdaq:ARRS). ARRIS is a global communications technology company specializing in the design and engineering of broadband local access networks and a leading developer and supplier of optical transmission, cable telephony and Internet access for cable systems operators. Mr. Egan joined ARRIS in 1973 and had been chairman of its board of directors since 1997. Mr. Egan was President of ARRIS from 1980 to 1997 and Chief Executive Officer of ARRIS and its predecessors from 1980 through 1999. On January 1, 2000, Mr. Egan stepped down from his role as Chief Executive Officer of ARRIS. He remained a full-time employee until his retirement in May 2002. Mr. Egan served on the board of directors of the National Cable Television Association, or NCTA, for 20 years, and has been actively involved in the Walter Kaitz Foundation, an association seeking to help the cable industry diversify its management workforce to include minorities, as well as the Society of Cable Television Engineers and Cable Labs, Inc. Mr. Egan currently serves on the advisory board of KB Partners, a Chicago based venture capital firm and on several boards in the technology start-up sector. Mr. Egan has a B.S. degree in Economics from Boston College.

Director	Business Experience of Director

Patrick Pichette Director since 2004 Age: 41	Mr. Pichette is Executive Vice-President at Bell Canada (BCE), and is currently leading the migration of Bell to an IP infrastructure. Mr. Pichette joined BCE in January 2001 as Executive Vice-President, Planning and Performance Management before being appointed Chief Financial Officer in 2002, a position he held until the end of 2003. Prior to joining BCE, Mr. Pichette was a Partner at McKinsey & Company’s Montreal office, from June 1996 to December 2000, where he was a lead member of McKinsey’s North American Telecom Practice. Previously, Mr. Pichette was Vice-President and Chief Financial Officer of Call-Net Enterprises (1994-1996) and an Associate at McKinsey & Company in Toronto (1989-1994). Mr. Pichette earned a B.A. Business Administration from Université du Québec à Montréal (1985-1987) and a M.A. Philosophy, Politics and Economics from Oxford University where he attended as a Rhodes Scholar (1987-1989). Mr. Pichette is also a board member of Manitoba Telecom Services (MTS) and NGOs including: Engineers Without Borders (EWB) and The Trudeau Foundation.

Executive Officers

     The table below sets forth certain information about those persons currently serving as the Company’s executive officers and two people who served as an executive officer during 2003 but left the Company prior to December 31, 2003. Biographical information on Liane Pelletier, the Company’s Chairman, Chief Executive Officer and President, is included above in the section “Identification of Directors.”

Name and Title	Business Experience of Executive Officer

Kenneth L. Sprain Senior Vice President, Networks and Information Technology Age: 59	Mr. Sprain serves as Senior Vice President, Networks and Information Technology. Mr. Sprain is responsible for network operations and information technology for all of our business units. Mr. Sprain provides the Company with over 35 years of telecommunications experience. Mr. Sprain came to the Company in 2003 after being a consultant with the Company for two years. Prior to this position, from 1997 to 2002, Mr. Sprain was the Vice President of Operations Planning and Vice President of the Midwest Region for CenturyTel, responsible for operations, assignments, and planning. Mr. Sprain started his telecommunications career as a technician, moving to supervisor and district manager positions for RCA Alaska Communications from 1968-1979. In 1979, Mr. Sprain became an Anchorage district manager for Alascom. Starting in 1983, Mr. Sprain worked for Pacific Telecom and then PTI as the Vice President for Eastern Washington then Montana Divisions and then Executive Vice President and General Manager for the Midwest. In these executive positions, Mr. Sprain was responsible for local exchange operations.

David C. Eisenberg Senior Vice President, Corporate Strategy and Development Age: 44	Mr. Eisenberg has served as Senior Vice President, Corporate Strategy and Development, since November 3, 2003. From 2000 until joining ACS, Mr. Eisenberg served as Vice President—Corporate Strategy for Sprint Corporation where he was responsible for helping shape that corporation’s strategic direction. From 1996 to 2000, Mr. Eisenberg was Sprint’s Director of Strategic Policy Development. In this role he directed analysis of Sprint and competitors strategic positions that emerged from changes to regulatory, political, and economic frameworks. In his 21 year career with Sprint and Centel, Mr. Eisenberg held numerous management positions within the Local Telecommunications Division and on Sprint’s corporate staff. These included roles in sales and marketing, finance, and regulatory and strategic planning. Mr. Eisenberg earned his bachelor’s degree in mathematics at Northwestern University and his master’s degree in business at Keller Graduate School of Management.

Name and Title	Business Experience of Executive Officer

Sheldon Fisher Senior Vice President, Sales and Product Marketing Age: 42	Mr. Fisher has served as Senior Vice President, Sales and Product Marketing since February 23, 2004. Prior to this appointment, Mr. Fisher served as Vice President, Wireless Broadband at Sprint Corporation where he was the general manager of Sprint’s wireless broadband business since April 2002, with broad operational and product development responsibilities. Mr. Fisher started with Sprint Corporation in January 1999 as Senior Attorney-Mergers and Acquisitions. In September 1999, he became the Senior Director-Business Development. In September 2000, Mr. Fisher became Assistant Vice President, Architecture and Technology responsible for Sprint’s wireless broadband advanced technology group. In September 2001, Mr. Fisher became Assistant Vice President, Network Operations and Technology responsible for management of Sprint’s wireless broadband network operations. Prior to joining Sprint, Mr. Fisher worked for Hughes Electronics from 1995 to 1999 and was an attorney for Latham & Watkins from 1990 to 1994. He has a J.D. from Yale Law School and a B.A. in economics from Brigham Young University.

David Wilson Senior Vice President and Chief Financial Officer Age: 36	Mr. Wilson has served as Senior Vice President and Chief Financial Officer since March 1, 2004. Prior to joining the Company, Mr. Wilson was Chief Financial Officer of Triumph Communications, a subsidiary of Hughes Electronics from May 2003 through November 2003. Prior to this, Mr. Wilson was at DIRECTV Broadband (formerly Telocity Inc.) where he was appointed Chief Financial Officer in April 2001, after serving as Vice President of Finance and Chief Accounting Officer from February 2000. At Telocity, he helped lead the company through its initial public offering and eventual sale to Hughes Electronics. Mr. Wilson also worked in public accounting at PricewaterhouseCoopers in both international and domestic offices from 1990 to 2000 where he most recently managed a portfolio of high profile publicly traded network and communications audit clients in San Jose, CA. Mr. Wilson is a Chartered Accountant, and holds a Bachelor of Commerce, from the University of Birmingham, UK.

Leonard A. Steinberg Vice President, General Counsel and Corporate Secretary Age: 50	Mr. Steinberg currently serves as Vice President, General Counsel and Corporate Secretary, a position he has held since January 2001. Mr. Steinberg left private practice in June 2000 to join the Company as a Senior Attorney in the Corporate Legal Department. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative matters to represent telecommunications and energy clients of Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a Partner in the firm of Hoise, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996-1998 and in the firm’s San Francisco office from 1988-1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a Master’s in Public Administration degree from Harvard University’s Kennedy School of Government, a Master’s of Business Administration degree from U.C. Berkeley’s Haas School of Business and a J.D. from the University of California’s Hastings College of Law.

Name and Title	Business Experience of Executive Officer

Kevin P. Hemenway Senior Vice President, Corporate Projects Age: 44	Mr. Hemenway currently serves as Senior Vice President, Corporate Projects a position he has held since March 2004. Prior to being appointed to that position, Mr. Hemenway had served as Senior Vice President, Chief Financial Officer and Treasurer since November 2000. He joined the Company as Vice President and Treasurer in July 1999. Mr. Hemenway has over 13 years of experience in the telecommunications industry. Before joining the Company, Mr. Hemenway served as the Chief Financial Officer and Treasurer of Atlantic Tele-Network, Inc. based in the U.S. Virgin Islands. From January 1990 to October 1998, as an independent consultant, Mr. Hemenway performed financial, accounting, management and rate making consulting services for the telecommunications industry, principally for Atlantic Tele-Network, Inc. and its subsidiaries. From 1986 through 1989, Mr. Hemenway was employed by Deloitte & Touche LLP as a CPA and manager, performing both audit and consulting services, and from 1983 to 1986, was employed by Grant Thornton as a CPA and senior staff accountant. Mr. Hemenway graduated from Creighton University in 1982 with a Bachelor of Science in Business Administration, majoring in accounting, and is a non-practicing CPA certificate holder registered in the State of Nebraska.

Charles E. Robinson	Mr. Robinson, a 45-year telecom industry veteran who founded the Company in 1999, retired from day-to-day management of the Company on October 6, 2003 and retired as Chairman of the Board on December 31, 2003.

Wesley E. Carson	In connection with the Company’s disposition of a controlling interest in its Directories Business on May 8, 2003, the Company’s then President and Chief Operating Officer, Wesley E. Carson, departed to run the Directories Business, and is no longer employed by the Company.

Certain Relationships and Related Transactions

     Fox Paine & Company receives an annual management fee in the amount of 1% of the Company’s net income before interest expense, income taxes and depreciation and amortization, calculated without regard to the fee. This fee was $947,273, $1,299,808 and $1,299,606 for 2003, 2002 and 2001, respectively. The fee is paid not later than March 31 of the year following that for which it was earned.

     Messrs. Saul A. Fox and W. Dexter Paine, III are co-founders, Chief Executive Officer and President, respectively, and Mr. Wray T. Thorn is a Director of, Fox Paine & Company. Each of Messrs. Fox, Paine and Thorn are members of the Board of Directors.

     The Board of Directors also approved the payment to Fox Paine & Company of a fee equal to 1% of the gross proceeds generated from the sale of the Directories Business, plus expenses in connection with such transaction, including the reimbursement by the Company of the $250,000 consulting fee and transaction bonus paid to Mr. Robinson under the agreement described below. The Company paid Fox Paine & Company $2,095,000 on May 8, 2003.

     Fox Paine & Company entered into a consulting agreement with Mr. Robinson for services rendered for the benefit of the Company related to the sale of the Directories Business. Under this agreement, Mr. Robinson received a lump-sum consulting fee and transaction bonus of $250,000 in May 2003. As described above, Fox Paine & Company was reimbursed for this expense.

     The Board of Directors approved the payment of a fee to Fox Paine & Company equal to 1% of the funded capital raised through the Alaska Communications Systems Holdings, Inc. senior notes offering and the closing of existing credit facilities, plus expenses in connection with such transactions. On August 28, 2003, the Company paid to Fox Paine & Company $3,759,703 for this fee, excluding expenses.

     On April 17, 2001, the Company made an interest bearing loan to Mr. Carson totaling $328,000 to facilitate payment by Mr. Carson of taxes on the income deemed received in connection with the exercise of options by Mr. Carson. The note evidencing the loan bore interest at the Mid-Term Applicable Federal Rate and was due on April 15, 2005. The note was secured by a pledge of 100,000 shares of the Company’s stock held in Mr. Carson’s name. The largest aggregate amount outstanding during 2003 was $237,983. Pursuant to Mr. Carson’s employment agreement, the indebtedness was subject to forgiveness over a three-year period or in the event of termination of the employment agreement for specified reasons. Mr. Carson waived certain rights under his employment agreement upon completing the sale of the Company’s Directories Business, for which he received a fee of $840,000. Included in these waived rights, valued in total at approximately $700,000, Mr. Carson waived the forgiveness terms of this indebtedness that would have occurred during 2003 and 2004. On May 8, 2003, Mr. Carson paid off the note balance of $237,983 in cash, including accrued interest.

     During 2003, the Company spun off its Directory Business to ACS Media, LLC and subsequently sold 99.9% of its interest in ACS Media LLC to the public through a Canadian income fund. As part of that transaction, the Company entered into several long-term contracts with ACS Media LLC, including a 50-year publishing agreement, a 50-year license agreement, a 45-year non-compete agreement and a 10-year billing and collection agreement. At December 31, 2003, the Company had recorded in accounts payable — affiliates $2,867,000 due to ACS Media, LLC under these contracts, primarily under the billing and collection agreement. The Company has a right to minority representation of one manager of the permitted nine managers of ACS Media LLC so long as its long-term contracts with ACS Media LLC are in effect. Currently, Wray T. Thorn, a director of the Company and an employee of Fox Paine & Company, the Company’s majority shareholder, is a manager of ACS Media LLC.

     On September 14, 2003, the Company entered into an agreement with Mr. Robinson to reacquire 266,788 shares of the Company’s stock owned by Mr. Robinson in January 2004 at a purchase price per share equal to the highest average closing price of a share of the Company’s stock during any consecutive five-day trading period in January 2004. Mr. Robinson will deliver the shares to us in 2004, and the Company will make the repurchase payments totaling $1,261,907 to Mr. Robinson in four equal quarterly installments commencing on March 31, 2004. As of December 31, 2004, $1,264,575 was included in Accounts payable — affiliates on the Company’s consolidated balance sheets. Under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the obligation was initially measured at fair value. As of March 31, 2004, the Company has classified the 266,788 shares as shares subject to mandatory redemption within stockholders’ equity on its consolidated balance sheets.

     On September 19, 2003, Fox Paine & Company entered into a consulting agreement with Mr. Robinson. The consulting term will begin on January 1, 2004 and continue for one year, after which either party may terminate the arrangement. During the consulting term, Mr. Robinson will advise Fox Paine & Company on and evaluate potential opportunities in the telecommunications industry, and Fox Paine & Company will pay the former officer a monthly fee of $20,000 for these services.

     In connection with the proposed initial public offering of Income Deposit Securities (IDSs) and associated transactions for which the Company has filed registration statements with the Securities and Exchange Commission, the Company expects to pay a transaction advisory fee to Fox Paine & Company in connection with their advice and assistance in structuring and effecting the offering and associated transactions and to terminate the existing management services agreement. Additionally, in connection with the proposed offering and the associated transactions the Company expects to enter into a registration rights agreement with Fox Paine & Company which will grant Fox Paine & Company certain registration rights relating to the securities owned by Fox Paine & Company and its affiliates following the completion of these transactions. The terms of these arrangements are described in the aforementioned registration statements.

Section 16(a) Beneficial Ownership Reporting Compliance

     Federal securities laws require executive officers, Directors, and owners of more than ten percent of the Company’s common stock to file reports (Forms 3, 4, and 5) with the SEC and any stock exchange or trading system on which the Company’s securities are listed, which is currently NASDAQ. These reports relate to the number of shares of the Company’s common stock that each own, and any change in their ownership. Based solely on the

Company’s review of Forms 3, 4 and 5 filed with the SEC and representations of the executive officers and Directors, the Company believes all persons required to file such forms have done so in a timely manner during 2003, except for Mr. Egan. Mr. Egan was appointed to the Board of Directors on November 19, 2003 and the SEC received his Form 3 on December 8, 2003.

The Board of Directors and Committees of the Board

     Presently, there are nine members on the Board of Directors, eight of whom are neither our officers nor our employees. The Directors are elected to serve one year terms expiring at the next annual meeting. The Board of Directors met eight times in 2003. All directors are expected to attend each meeting of the Board and the committees on which he or she serves, and are also encouraged to attend the Annual Meeting of Stockholders. All directors attended the 2003 Annual Meeting of Stockholders, except for Mr. Fox. Each Director attended at least 75% of the meetings held during 2003 for the period during which he or she was a Director except for Mr. Fox, who only attended one of the meetings held.

     During 2003, the Board of Directors carried out all of its duties necessary for our operation. The Board of Directors has established four standing committees: (1) Executive, (2) Audit, (3) Compensation and Personnel, and (4) Nominating and Corporate Governance. The membership and functions of the established standing committees are as follows:

Executive Committee

     The Executive Committee consists of three Directors: Liane Pelletier (Chair), and W. Dexter Paine, III, and Wray T. Thorn. The Executive Committee has been delegated the authority by the Board of Directors to exercise the powers of the Board of Directors, other than those reserved to the Audit Committee, the Compensation and Personnel Committee and the Nominating and Corporate Governance or to the full Board of Directors, between meetings of the full Board of Directors.

Audit Committee

     The Audit Committee consists of three Directors who are not employees of the Company. The Directors serving as committee members are Patrick Pichette (Chair), Byron I. Mallott, and Charles P. Sitkin. The Audit Committee met 13 times during 2003. All of the members of the Committee are “independent” as required by and defined in the marketplace rules of the NASDAQ, on which our common stock is listed. Our audit committee has determined that Patrick Pichette is an audit committee financial expert as that term is defined under the Securities Exchange Act of 1934.

     The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is included as Appendix A to this Proxy Statement. The following summarizes the duties and responsibilities of the Audit Committee as delineated in that charter:

•	to appoint, compensate, retain and oversee the work of the independent auditors;

•	to pre-approve audit and non-audit services of the independent auditors;

•	to assess the continuing independence of the outside auditor appointed;

•	to discuss with the independent auditors and management the scope of the annual audit and procedures to be followed;

•	to discuss and review the annual financial results of operations prior to public release with the independent auditors and management;

•	to discuss with the independent auditors and management the annual audited financial statements, including matters to be discussed by Statement of Auditing Standards No. 61.

•	to recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•	to review with the independent auditors and management and approve in advance of public release any quarterly financial statements to be included in the Company’s quarterly Form 10-Q;

•	to discuss with the independent auditors any problems or difficulties they may have encountered during the course of their audit work;

•	to discuss with the independent auditors the adequacy and effectiveness of accounting and financial controls of the Company;

•	to discuss with the independent auditors any material written communications between the independent auditor and management;

•	to discuss with the independent auditors the critical accounting policies and practices;

•	to discuss with the independent auditors all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor;

•	to review and approve all related party transactions; and

•	to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

Compensation and Personnel Committee

     The members of the Compensation and Personnel Committee are W. Dexter Paine, III (Chair), Brian Rogers and John M. Egan. During 2003, the Compensation and Personnel Committee of the Board of Directors held one meeting. The functions of the Compensation and Personnel Committee are as follows:

•	to review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluate the CEO’s performance and set the CEO’s compensation;

•	to approve the selection, retention and compensation arrangements and plans for executive officers, the Employee Stock Purchase Plan and other similar plans;

•	to evaluate and determine director compensation and recommend to the Board the appropriate level of director compensation; and

•	to review and make recommendations regarding the structure of, and participation of employees in, compensation, incentive-compensation, benefits, and equity based plans.

     The report of the Compensation and Personnel Committee is included elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

     The Company qualifies as a “controlled company,” within the meaning of Rule 4350(c)(5) of the National Association of Securities Dealers because more than 50% of the Company’s voting power is controlled by Fox Paine & Company, LLC. As a result, the Company is not required to have a Board of Directors consisting of a majority of Directors who are independent or a compensation committee or nominating committee composed solely of independent directors.

     Despite the absence of a legal obligation, the Board of Directors has established standing committees such as the Nominating and Corporate Governance Committee. The powers and duties of the Nominating and Corporate Governance Committee were approved by the Board of Directors in January 2004 as follows: to develop and apply criteria for the selection of new directors; to recommend candidates for director elections; to recommend and periodically reassess guidelines for corporate governance; and to review Company compliance with the corporate governance guidelines.

     The Committee does not require director candidates to meet any particular set of minimum qualifications. Rather, the Committee reviews the suitability of each candidate in light of the Company’s needs for independence, expertise, experience, commitment, community ties, etc. Some of the factors used in evaluating candidates include: character and integrity; business judgment; management experience; knowledge of particular areas such as technology, finance, or marketing; strategic vision; and ties to the Company’s various constituencies such as employees, customers, and vendors.

     Company shareholders may nominate candidates for directors by submitting the candidate’s name and qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The Committee applies the same criteria to its evaluation of stockholder-recommended candidates as it applies to other candidates. The Committee has no obligation to actually nominate stockholder-recommended candidates for election as a director.

     The members of the Nominating and Corporate Governance Committee are Byron I. Mallott (Chair), Wray T. Thorn, Brian Rogers and John M. Egan. Three of the four members of the Committee are independent. Mr. Thorn is not independent in that his employer, Fox Paine & Company, LLC, is the largest beneficial owner of our common stock. The committee was created in November 2003 but did not hold any meetings during 2003. The Nominating and Corporate Governance Committee does not have a charter. The functions of the Nominating and Corporate Governance Committee are as follows:

•	to develop and recommend criteria for the selection of new directors to the Board, as well as to apply the standards for independence;

•	to actively seek individuals when vacancies occur or otherwise at the direction of the Board, whom the Committee determines meet such criteria and standards for recommendation to the Board;

•	to recommend to the Board, on an annual basis, nominees for election as directors for the next annual meeting of the shareholders;

•
to develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company, review and reassess the adequacy of such guidelines annually and recommend to the Board any changes deemed appropriate and monitor, oversee and review compliance with the Corporate Governance Guidelines;

•
to review and reassess the adequacy of the Company’s Code of Conduct annually and recommend to the Board any changes deemed appropriate and monitor, oversee and review compliance with the Code of Conduct.

Communicating with the Board of Directors

     Shareholders may communicate with any or all of the Company’s directors via U. S. mail addressed to one or more directors, the board, or any committee of the board c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage Alaska 99501. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence. This policy has been approved by the Nominating and Corporate Governance Committee of the Board.

Audit Fees

     The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the audit committee be directly responsible for the appointment, compensation, and oversight of the independent auditor. At a meeting of the Audit Committee held on April 23, 2003, the Committee unanimously approved the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2003. Deloitte & Touche LLP has examined the financial statements of the Company since 1999. The following summarizes the fees paid to Deloitte & Touche for services rendered during 2003 and 2002:

	2003	2002
Audit Fees	$697,131	$450,400
Audit Related Fees	113,215	24,925
Tax Fees	4,885	12,794
All Other Fees	207,661	61,807

Total	$1,022,892	$549,926

     Audit Fees – This category includes the audit of the Company’s annual financial statements, the reviews of the condensed financial statements included in the Company’s quarterly reports on Form 10-Q and services for SEC filings related to the Company’s debt refinancing in 2003.

     Audit-Related Fees – This category includes the cost allocation manual audit in 2002 and services related to correspondence with the SEC in relation to their review of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q in 2003.

     Tax Fees – This category includes tax compliance, tax planning, and general tax advice.

     All Other Fees — This category includes a special forensic audit in 2003 and a special audit of the Company’s information technology network in 2002.

     The Audit Committee of the Board of Directors has considered whether Deloitte & Touche’s provision of services other than services rendered in connection with the audit of the Company’s annual financial statements is compatible with maintaining Deloitte & Touche’s independence. In January 2003, the Audit Committee implemented a process of pre-approval of engagements of Deloitte & Touche for services as required by the Sarbanes-Oxley Act of 2002 and related rules issued by the United States Securities and Exchange Commission. All services engaged after January 2003 by Deloitte & Touche were pre-approved by the Audit Committee. In April 2004, the Audit Committee approved the selection of Deloitte & Touche to serve as the Company’s auditors for the year ending December 31, 2004.

     Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate shareholder questions.

Report of the Audit Committee

     The Audit Committee has prepared the following report on its activities with respect to the Company’s audited financial statements for the year ended December 31, 2003, or the Audited Financial Statements.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes. Under this framework, the Committee has:

•	Reviewed and discussed the Audited Financial Statements with management;

•	Discussed with Deloitte & Touche LLP, the Company’s independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche its independence from ACS Group.

Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the U.S. Securities and Exchange Commission.

Submitted by members of the Audit Committee

Patrick Pichette, Chair Byron I. Mallott Charles P. Sitkin

Security Ownership of Certain Beneficial Owners

     The following table provides information about the only known beneficial owners of more than five percent of the Company’s outstanding common stock as of June 28, 2004:

	Name and address of beneficial	Amount and nature of		Percent
Title of class	owner	beneficial ownership		of class
Common stock	Fox Paine Capital, LLC	19,498,879	(1)	65.86%
	c/o Fox Paine & Company, LLC
	950 Tower Lane, Suite 501
	Foster City, CA 94404

Common stock	Fox Paine & Company, LLC	16,492,802	(1)	55.70%
	950 Tower Lane, Suite 501
	Foster City, CA 94404

Common stock	Fox Paine Capital Fund	16,251,658	(1)	54.89%
	c/o Fox Paine & Company, LLC
	950 Tower Lane, Suite 501
	Foster City, CA 94404

Common stock	Cook Inlet Region, Inc.	1,624,907		5.49%
	2525 C Street, Suite 500
	Anchorage, AK 99503

Common stock	Franklin Resources, Inc.	2,489,112	(2)	8.41%
	One Franklin Parkway
	San Mateo, CA 94403

Common stock	Franklin Advisers, Inc.	2,402,900	(2)	8.12%
	One Franklin Parkway
	San Mateo, CA 94403

(1)	Fox Paine Capital, LLC is General Partner of Fox Paine Capital Fund L.P. and FPC Investors, L.P., and the Managing Member of ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment IV, LLC, and ALEC Coinvestment Fund V, LLC and possesses voting and investment power over all shares held by each of these entities. Fox Paine Capital, LLC is not the record owner of any shares of the Company’s common stock. Fox Paine & Company, LLC is the manager of Fox Paine Capital Fund, L.P. and FPC Investors, L.P. Fox Paine & Company, LLC is not the record owner of any shares of the Company’s common stock.

(2)	Franklin Advisers, Inc and Franklin Private Client Group, Inc. are investment advisory subsidiaries of Franklin Resources, Inc. Franklin Resources, Inc. is not the record owner of any shares of the Company’s common stock and does not possess power to vote or dispose of any shares of the Company’s common stock. Amounts listed are as of December 31, 2003.

Security Ownership of Management

     The following table sets forth the number of shares of the Company’s common stock beneficially owned as of June 28, 2004 by:

•	each Director nominee;

•	each executive officer named in the Summary Compensation Table; and

•	all of the Directors and executive officers as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

Directors:
Common stock	Liane Pelletier	200,000	—	—	200,000		*
Common stock	W. Dexter Paine	—	19,598,879	20,982	19,619,861	(1)	66.22%
Common stock	Saul A. Fox	17,633	19,598,879	1,565	19,618,077	(1)	66.26%
Common stock	Wray T. Thorn	—	19,598,879	23,954	19,622,833	(1)	66.22%
Common stock	Byron I. Mallott	12,116	—	—	12,116		*
Common stock	Brian Rogers	1,000	—	14,432	15,432		*
Common stock	Charles. P. Sitkin	—	—	782	782		*
Common stock	John M. Egan	782	—	—	782		*
Common stock	Patrick Pichette	714	—	—	714		*

Non-Director Executive Officers:
Common stock	Kevin P. Hemenway	20,999	—	136,167	157,166		*
Common stock	Kenneth L. Sprain	1,167	—	—	1,167		*
Common stock	David C. Eisenberg	—	—	—	—		*
Common stock	Leonard A. Steinberg	1,985	—	53,470	55,455		*
Common stock	Sheldon Fisher	—	—	—	—		*
Common stock	David Wilson	—	—	—	—		*
Common stock	Charles E. Robinson (2)	329,262	—	1,248,056	1,577,318		5.11%
Common stock	All directors and executive officers as a group (16 persons)	585,658	19,598,879	1,499,408	21,683,945	(1)	69.71%

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Mr. Fox and Mr. Paine are members of Fox Paine Capital, LLC and share voting power of Fox Paine Capital, LLC. Mr. Thorn is a Director of Fox Paine Capital, LLC. In addition, Mr. Fox and Mr. Paine are the managing members of Bucks Capital, LLC and Mr. Thorn is a member. Bucks Capital, LLC is an investment vehicle created for the purposes of allowing selected members of Fox Paine & Company, LLC to invest primarily in selected portfolio companies in which investment funds managed by Fox Paine & Company, LLC invest. None of the shares shown as beneficially owned by Mr. Fox, Mr. Paine and Mr. Thorn are owned by record of these individuals. Mr. Fox, Mr. Paine and Mr. Thorn each disclaim beneficial ownership of the shares owned by Bucks Capital, LLC or the entities of which Fox Paine Capital, LLC is General Partner or Managing Member, except to the extent of their respective pecuniary interest therein.

(2)	Mr. Robinson retired as Chairman of the Company’s board of directors and Parent’s board of directors on December 31, 2003. On October 6, 2003, Mr. Robinson retired as the Company’s Chief Executive Officer.

Summary of Executive Compensation

     The table below sets forth a summary of the compensation the Company paid the Company’s Chief Executive Officer, the four additional most highly compensated executive officers who served in such capacities as of December 31, 2003 and two additional most highly compensated executive officer who served as an executive officer during 2003 but left the Company prior to December 31, 2003.

					Long Term
					Compensation
	Annual Compensation				Securities
					Underlying
	Fiscal				Stock Options	All Other
Name and Principal Position	Year	Salary	Bonus	Other (1)	Shares (2)	Compensation
Liane Pelletier	2003	$96,154	$1,400,000	$—	1,000,000	$58,124	(4)(5)
Chairman, Chief Executive Officer	2002	—	—	—	—	—
and President	2001	—	—	—	—	—

Kevin P. Hemenway	2003	175,011	80,000	—	—	10,400	(3)
Senior Vice President, Chief	2002	175,011	—	—	—	10,400	(3)
Financial Officer, Treasurer	2001	180,405	87,500	—	—	10,400	(3)

Kenneth L. Sprain	2003	107,308	—	—	—	32,793	(3)(6)
Senior Vice President, Networks & IT	2002	—	—	—	—	—
	2001	—	—	—	—	—

David C. Eisenberg	2003	28,846	100,000	—	200,000	21,199	(7)
Senior Vice President, Corporate	2002	—	—	—	—	—
Strategy and Developments	2001	—	—	—	—	—

Leonard A. Steinberg	2003	175,011	85,000	—	—	10,400	(3)
Vice President, General Counsel and	2002	175,011	—	—	50,000	10,400	(3)
Corporate Secretary	2001	170,817	80,000	—	25,000	10,400	(3)

Charles E. Robinson	2003	525,012	1,000,000	125,003	—	10,400	(3)
Former Chairman and Chief	2002	500,011	250,000	—	—	10,400	(3)
Executive Officer	2001	500,011	500,000	—	—	10,400	(3)

Wesley E. Carson	2003	79,236	840,000	30,771	—	33,015	(3)(8)
Former President and Chief	2002	200,013	—	—	—	124,803	(3)(9)
Operating Officer	2001	200,013	200,000	—	—	10,400	(3)

(1)	Cash out of accrued paid time off.

(2)	Options to purchase shares of common stock.

(3)	Annual contribution to the Alaska Electrical Pension Plan, a non-contributory, multi-employer defined contribution plan. Contributions for Messrs. Hemenway, Steinberg and Robinson were $10,400 for 2003, 2002 and 2001. Contributions for Mr. Carson were $3,694, $10,400, $10,400 for 2003, 2002 and 2001, respectively. Contributions for Mr. Sprain were $867 for 2003.

(4)	On October 6, 2003, Ms. Pelletier was granted 200,000 shares of the Company’s stock. The market price on that day was $4.50. The shares are fully vested and only restricted by the restrictions under Rule 144 grants. The market price of the Company’s stock on December 31, 2003 was $4.74. Ms. Pelletier also received a cash bonus in 2003 of $500,000.

(5)	In 2003, Ms. Pelletier received $58,124 for relocation costs.

(6)	In 2003, Mr. Sprain received $31,926 for relocation costs.

(7)	In 2003, Mr. Eisenberg received $21,699 for relocation costs.

(8)	In 2003, Mr. Carson received $29,321 for relocation costs.

(9)	In April 2002, loan forgiveness of $114,403 on an interest bearing note to the Company was granted to Mr. Carson pursuant to his employment agreement.

Option Grants in Last Fiscal Year

     The table below sets forth information as of December 31, 2003 concerning the issuance of nonqualified stock options in 2003.

		Percentage			Potential Realizable Values at
	Number of	of Total Stock			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to			Stock Option Term
	Options	Employees in	Exercise or	Expiration
Name	Granted	Fiscal Year	Base Price	Date	5%	10%
Liane Pelletier	1,000,000	83%	$4.50	10/6/13	2,830,026	7,171,841	(1)
David C. Eisenberg	200,000	17%	$4.88	11/3/13	613,801	1,555,493	(1)

(1)	Time vesting nonqualified options which vest on each anniversary of the grant date ratably over five years, or on a change of control, whichever is earlier.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The table below sets forth, on an aggregated basis:

•	information regarding the exercise of options to purchase the Company’s common stock by each of the named executive officers listed on the Summary Compensation Table above; and

•	the value on December 31, 2003 of all unexercised options held by such individuals.

			Number of Shares Underlying Unexercised		Value of Unexercised In-the-Money Options
	Shares		Options at Fiscal Year End		at Fiscal Year End (1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Liane Pelletier	—	$—	—	1,000,000	$—	$240,000
Kevin P. Hemenway	—	—	103,418	56,582	—	—
Kenneth L. Sprain	—	—	—	—	—	—
David C. Eisenberg	—	—	—	200,000	—	—
Leonard Steinberg	—	—	25,556	69,444	—	—
Charles. E. Robinson	—	—	1,248,056	—	—	—
Wesley E. Carson	—	—	264,167	—	—	—

(1)	The fair market value of stock options as of December 31, 2003 was assumed to be $4.74 per share, based on the publicly traded value of the security underlying the stock options.

Pension Plans

     Eligible Company employees, including executive officers, participate in the Alaska Electrical Pension Plan, or the AEP Plan, a non-contributory, multi-employer defined contribution retirement plan administered by a board of trustees representing the member employers. The Company makes contributions on employees’ behalves in accordance with schedules based on wage rates and job classifications. Participants receive a monthly benefit upon retirement, payable for life based on the contributions made on the employee’s behalf. Actuarially equivalent alternative forms of benefits are available at the participant’s election. Participants are entitled to receive full benefits upon retirement at or after age 58 with at least five years of recognized service, at least one of which must be “future credited service” as defined in the AEP Plan document. Participants may elect to receive reduced benefits upon early retirement on or after age 48 and at least five years of recognized service, of which at least three years must be future credited service.

     Estimated annual benefits upon retirement at normal retirement age for each of the named executive officers is as follows:

Normal
Retirement
Name	Benefit
Liane Pelletier	$13,416
Kevin P. Hemenway	39,624
Kenneth L. Sprain	6,348
Leonard A. Steinberg	22,980
David C. Eisenberg	28,704
Charles E. Robinson	20,328
Wesley E. Carson	9,984

     The Company maintains a separate executive post retirement health benefit plan. The Company adopted the Alaska Communications Systems Executive Retiree Health Benefit Plan, or the ACS Health Plan, in November 2001 and amended in October 2002. The ACS Health Plan covers a select group of management or highly compensated employees. To be eligible for selection to participate, an employee must complete ten years of service and be employed by the Company in the capacity of an executive officer for a minimum of 36 consecutive months immediately preceding retirement. The ACS Health Plan provides a graded subsidy for medical, dental, and vision coverage. The Compensation and Personnel Committee of the Board of Directors decided to terminate the ACS Health Plan in January 2004. The three people already qualified under the plan, including Mr. Robinson and Mr. Carson, will receive future benefits, but the plan is closed to future participants. Estimated annual benefits upon retirement at normal retirement age for Mr. Robinson and Mr. Carson are $9,000 and $7,200, respectively.

     The Company also has the Alaska Communications Systems Retirement Plan, or the ACS Plan, a Company-sponsored defined benefit plan created in 1999 to receive assets and liabilities for employees that participated in the CenturyTel Retirement Plan prior to the Company’s acquisition of Century Telephone Enterprises, Inc.’s Alaska properties on May 14, 1999. Effective November 1, 2000, the Company granted an additional “special past service benefit” to eligible employees with qualifying past service, as defined in the ACS Plan document. All other retirement benefits, delivered in accordance with the ACS Plan provisions, are frozen as of May 14, 1999, and the ACS Plan does not accrue additional benefits on behalf of any of its participants. None of the current named executive officers participates in the ACS plan. Mr. Carson is already receiving annual benefits under the ACS plan of approximately $24,851.

Compensation of Directors

     The Company compensates its non-employee Directors for serving on the Board of Directors. In 2003, each non-employee Director received an annual retainer fee of $28,000 plus an additional $1,500 for each Board of Directors and/or committee meeting attended. Directors received their annual retainer and meeting fees entirely in cash, and had the option to elect to defer receipt of the cash fees.

     For 2004, each non-employee Director will receive an annual retainer fee of $30,000 and is required to receive not less than 50% and may elect to receive up to 100% of their annual retainer and meeting fees in the form of our common stock. Under the plan, common stock is issued quarterly based on the closing market price on the last trading day of each quarter and the elections made by the individual non-employee director. A Director may also choose to defer receipt of such stock. In addition, Directors will be paid $1,500 for each Board of Directors and/or committee meeting attended in person, except for audit committee meetings. The audit committee chair will be paid $3,000 and the other committee members will be paid $2,500 for each audit committee meeting attended in person. Directors will also be paid $750 for each Board of Directors and/or committee meeting attended by phone. The stock based compensation component of Directors’ compensation is provided under the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan.

Employment Contracts, Termination of Employment and Change in Control Arrangements

     The Company entered into employment agreements with Ms. Pelletier, Mr. Hemenway, Mr. Sprain, Mr. Eisenberg, and Mr. Steinberg. These arrangements are summarized below.

     Employment Agreement with Liane Pelletier. The Company entered into an employment agreement with Liane Pelletier, as of September 14, 2003, pursuant to which Ms. Pelletier serves as the Company’s President and Chief Executive Officer beginning on October 6, 2003. Ms. Pelletier was also elected to the Company’s Board of Directors as well as to the Executive Committee of the Board beginning on October 6, 2003. Ms. Pelletier has served as the Chairman of the Board of Directors since January 1, 2004. The employment agreement expires on October 6, 2008.

     Ms. Pelletier will receive an annual base salary of $500,000. Ms. Pelletier will be eligible to receive a target annual bonus of $500,000 based on achieving 100% of targeted performance objectives. Subject to the terms of the applicable annual bonus plan, the actual bonus paid for any fiscal year will range from $200,000 to 200% of base salary based on the achievement of performance objectives determined by the Board (or a designated committee of the Board) in consultation with Ms. Pelletier for each fiscal year. Ms. Pelletier will have the option to receive up to 50% of her annual bonus in the Company’s stock based on the fair market value on the date of bonus determination. Ms. Pelletier’s employment agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.

     Ms. Pelletier received a cash signing bonus of $500,000 and 200,000 shares of the Company’s stock. $350,000 of the cash signing bonus was paid on October 7, 2003 and the remaining $150,000 of the cash signing bonus was paid on January 1, 2004. Ms. Pelletier was granted 200,000 shares of the Company’s stock on October 6, 2003. The Company also reimbursed Ms. Pelletier $58,124 for all reasonable and documented relocation and moving expenses from Kansas City to the Anchorage area incurred in accordance with the Company’s executive relocation policy; and Ms. Pelletier will receive reasonable temporary housing costs until July 1, 2004. The Company will “gross up” the reimbursement to Ms. Pelletier for any tax liability incurred with respect to such reimbursement of relocation expenses.

     On October 6, 2003, Ms. Pelletier was granted an option to purchase 1,000,000 shares of the Company’s stock, with an exercise price equal to the fair market value of the Company’s stock on that date. The option has a term of 10 years, and vests 20% per year, or upon a change of control, if earlier. Except as provided below, vesting ceases and the term of unvested options lapse upon termination of employment for any reason.

     In the event the Company terminates Ms. Pelletier’s employment for any reason other than a Board determination of cause or a termination for death or disability, or if Ms. Pelletier terminates her employment because of a constructive termination, Ms. Pelletier shall be entitled to receive the following severance benefits from the Company:

(i)	$1,000,000 if the termination occurs on or before December 31, 2004;

(ii)	$750,000 if the termination occurs after December 31, 2004 and on or before December 31, 2005; or

(iii)	$500,000 if the termination occurs after December 31, 2005 and on or before October 6, 2008.

     The severance amount would be paid to Ms. Pelletier in periodic installments equal to the periodic base salary payments Ms. Pelletier was otherwise receiving from the Company prior to the termination until the full severance amount is paid. In addition, Ms. Pelletier would

•	receive any unpaid bonus from the previously completed fiscal year, payable when bonuses are paid to the Company’s other senior executives for such fiscal year;

•	receive a pro rata bonus (of the amount actually earned) for the year of termination, payable when bonuses are paid to the Company’s other senior executives for such year;

•	become fully vested in the next 200,000 unvested option shares;

•	receive COBRA health insurance coverage reimbursed for herself and her eligible dependents for the 18 month period following such termination; and

•	be fully reimbursed (including any tax gross-up) for the costs of relocation back to the continental United States if such relocation takes place within 12 months of the date of termination.

     Employment Agreement with David C. Eisenberg. The Company entered into an employment agreement with David C. Eisenberg, effective October 31, 2003, pursuant to which Mr. Eisenberg serves as Senior Vice President, Corporate Strategy and Development for the Company for a five year period, which will be extended automatically for successive additional one-year periods unless either the Company or Mr. Eisenberg gives no less than 90 days written notice of an intention not to extend the term. Mr. Eisenberg will receive an annual base salary of $250,000 during the first year of the employment period, subject to annual review in each year of the employment period thereafter. Mr. Eisenberg’s annual base salary may be increased in years following the first year of employment but may not be decreased. In addition, Mr. Eisenberg will be eligible to receive an annual bonus equal to 100% of his annual base salary based on the attainment of appropriate business targets for each fiscal year, with appropriate adjustments in the event that the Company exceeds or does not attain the business targets. Mr. Eisenberg’s employment agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.

     Mr. Eisenberg received a hiring bonus of $100,000. In the event Mr. Eisenberg voluntarily terminates his employment with the Company within his first year of employment, he will be required to repay a pro-rated amount of the hiring bonus. Mr. Eisenberg received an option to purchase 200,000 shares of the Company’s stock with an exercise price equal to the fair market value of the Company’s stock on the commencement date of his employment. The option has a term of 10 years, and vests 20% per year for the five-year period starting with the commencement of his employment with the Company, or upon a change in control, if earlier. Except as provided below, vesting ceases and the term of unvested options lapse upon termination of employment for any reason.

     Under Mr. Eisenberg’s employment agreement, if Mr. Eisenberg’s employment were to be terminated by Mr. Eisenberg because of a constructive termination or following a change in control, or by the Company without cause, or if the Company decided at any time not to extend the term of his employment agreement, the Company would be obligated to pay Mr. Eisenberg a lump sum cash payment in an amount equal to the sum of:

•	Mr. Eisenberg’s annual base salary, as then in effect, plus

•	Mr. Eisenberg’s target annual bonus amount, as well as reimbursement for the cost of continuing health insurance coverage under COBRA for 18 months.

     The Company would also be obligated to provide reimbursement for the cost of personal travel for Mr. Eisenberg, his spouse and dependent family members and transport of household belongings, to a maximum of $50,000, if Mr. Eisenberg or, in the event of his death, his spouse or dependent family members, elect to relocate to the continental United States within three months of such termination.

     Other Employment Agreements. The Company entered into employment agreements with Kevin P. Hemenway, Senior Vice President, Corporate Projects and Leonard A. Steinberg, Vice President, General Counsel and Corporate Secretary, effective May 3, 2001. Mr. Steinberg’s employment agreement was subsequently amended on February 1, 2004. The Company entered into an employment agreement with Kenneth L. Sprain, Senior Vice President of Operations effective May 12, 2003, which was subsequently amended on February 1, 2004. The Company entered into an employment agreement with Sheldon Fisher, Senior Vice President, Sales and Product Marketing on January 23, 2004 and with David Wilson, Senior Vice President and Chief Financial Officer on February 18, 2004. The employment agreements for Messrs. Wilson and Fisher are similar to Mr. Eisenberg’s agreement. The respective agreements provide for an annual base salary of $250,000 for each of Messrs. Wilson and Fisher, target annual bonuses of 100% of base salary and the grant of 250,000 stock options for Mr. Wilson and 200,000 stock options for Mr. Fisher. Mr. Fisher received a $100,000 hiring bonus and Mr. Wilson received a $75,000 hiring bonus. Mr. Fisher must return a pro-rata portion of the bonus if he voluntarily terminates employment within the first year of his employment and Mr. Wilson will receive his hiring bonus on June 30, 2004, provided that he remains employed with the Company on that date. The employment agreements for Messrs. Hemenway, Steinberg and Sprain are similar to Mr. Eisenberg’s employment agreement, except that these agreements have two-year terms, do not provide for the grant of stock options, a hiring bonus or the post-termination relocation provision in Mr. Eisenberg’s agreement. Under the respective agreements, Mr. Hemenway has an annual base salary of $175,000 with a target annual bonus of 50% of base salary, Mr. Sprain has an annual base salary of $180,000 with a target annual bonus of 100% of salary and Mr. Steinberg has an annual base salary of $175,000 with a target annual bonus of 100% of base salary.

     Retirement Agreement with Charles E. Robinson. Under the retirement agreement by and between Alaska Communications Systems Group, Inc. and Charles E. Robinson, dated as of September 14, 2003, Mr. Robinson retired as the Company’s President and Chief Executive Officer on October 6, 2003. Mr. Robinson remained on the Company’s Board of Directors as Chairman of the Board of Directors until December 31, 2003, at which time he ceased to be a member of the Company’s Board and the board of any of the Company’s affiliates. Under the retirement agreement, Mr. Robinson received or is eligible to receive the following benefits:

•	Continued base salary through December 31, 2003;

•	A lump sum amount equal to $1,000,000 on October 6, 2003;

•	A 2003 annual bonus (as determined by the Board of Directors) when the 2003 annual bonuses are paid to the Company’s other senior executives, in an amount not less than $250,000;

•	An additional bonus payment of $250,000 tied to successful disentanglement from the State of Alaska contract;

•	Reimbursement for the cost of continuing health insurance coverage under COBRA for the 18 month period following October 6, 2003; and

•	In the event Mr. Robinson relocates to the continental United States during the 12 months following December 31, 2003, Mr. Robinson shall be entitled to receive relocation benefits in accordance with the executive relocation benefits policy.

In addition, the Company repurchased 266,788 shares of the Company’s common stock at a repurchase price per share equal to $4.73, the highest average closing price of the Company’s common stock during any 5-consecutive day trading period in January 2004. Mr. Robinson will deliver such shares to the Company in 2004, and the Company will make the repurchase payments totaling $1,261,907 to him in four equal quarterly installments commencing on March 31, 2004.

Compensation and Personnel Committee Interlocks and Insider Participation

     As described below, the members of the Compensation and Personnel Committee of the Board of Directors determined the compensation for the Company’s executive officers. The members of the Compensation and

Personnel Committee in 2003 were Charles E. Robinson and W. Dexter Paine, III. Mr. Robinson is the only member of the Compensation and Personnel Committee who was an officer of the Company. Since January 2004, the members of the Compensation and Personnel Committee have been W. Dexter Paine, III, Brian Rogers and John M. Egan. Mr. Paine is the President of Fox Paine & Company, LLC. Fox Paine & Company, LLC receives an annual management fee in the amount of 1% of the Company’s net income before interest expense, income taxes and depreciation and amortization, calculated without regard to the fee. This fee for 2003, 2002 and 2001 was $942,909, $1,299,808 and $1,299,606 respectively. The fee is paid not later than March 31 of the year following that for which it was earned. The board of directors also approved the payment of a fee equal to 1% of the gross proceeds generated from the sale of the Company’s Directories Business, plus expenses in connection with such transaction, including the reimbursement by the Company of a $250,000 consulting fee and transaction bonus paid to Mr. Robinson. The Company paid Fox Paine & Company a fee of $2,095,000 on May 8, 2003. The board of directors also approved the payment of a fee equal to 1% of the gross proceeds generated from the refinancing of the Company’s debt. The Company paid Fox Paine & Company $3,759,703 on August 28, 2003. Mr. Robinson also received certain payments from the Company as set forth above related to his retirement agreement.

Report of Compensation and Personnel Committee on Executive Compensation

     The Compensation and Personnel Committee of the Board of Directors of the Company has furnished the following report on executive compensation. During 2003, the Compensation and Personnel Committee, comprised of Board Chairman Charles E. Robinson and Mr. W. Dexter Paine, III, was responsible for setting and administering compensation, including base salaries, annual incentives and stock option grants paid or awarded to our executive officers. The Compensation Committee also oversees and approves incentive plan design, costs and administration. As of January 2004, the directors serving on the Compensation and Personnel Committee are W. Dexter Paine, III (Chair), Brian Rogers and John M. Egan. This report discusses the Compensation Committee’s activities and implementation of policies regarding compensation paid to our executive officers for 2003.

     Overview — The Compensation and Personnel Committee’s executive compensation policy has the following objectives:

•	to align the interests of our executive officers and other key employees with those of our customers, stockholders, employees and our strategic objectives;

•	to link compensation of executive officers to the Company’s financial performance;

•	to provide a compensation and benefits package designed to attract, motivate and retain executive officers of outstanding ability;

•	to establish base salaries and total cash compensation targets for each executive officer, considering industry-specific peers and relevant market data generally at or about the 50th percentile but not to exceed the 75th percentile; and

•	to offer significant levels of at-risk compensation in the form of performance-based incentives and stock options, so as to balance the long-term rewards our executive officers have with a direct correlation to stockholder value.

     Base Salaries — The Compensation and Personnel Committee reviews recommendations and sets the salary levels of executive officers annually. This review is based on a review of each executive officer’s level of responsibility and individual performance during the prior year, and an assessment of external market comparisons and internal equity considerations. During the review for 2003, the Committee took into account how our compensation compared to compensation paid by competing companies, along with our performance and available resources. At the Committee’s request, our Human Resources Division evaluated the total compensation package of executive officers in relation to competitive pay levels. Pay for the Company’s executive officers was then established and approved using market reference points from general industry and the telecommunications industry, and a specific peer company analysis was conducted.

     Annual Cash Incentives — All executive officers participated in the annual Executive Bonus Plan, or the Bonus Plan, during 2003. Awards under the Bonus Plan are earned based upon our EBITDA (earnings before taxes, interest, depreciation and amortization) performance. The Board of Directors set a target EBITDA for 2003 at which executive officers would receive 100% of their target bonus. The Bonus Plan provides for modification of total dollars included in the bonus pool, up or down, based on our performance relative to target EBITDA and also modification of individual awards, up or down, based on an individual’s performance in relation to established objectives. No bonus pool is established if our financial performance is less than 95% of our annual EBITDA target. Actual EBITDA performance for 2003 was below the 95% EBITDA threshold established by the Board of Directors. The Compensation and Personnel Committee recommended no bonuses for 2003. Consequently, bonus payments were limited with Mr. Robinson paid a minimum bonus for 2003 under the terms of his retirement agreement and Ms. Pelletier paid a minimum bonus for 2003 under the terms of her employment agreement.

     Long-Term Incentive Compensation (Stock Incentive Plans) — In 1999, we established the ALEC Holdings, Inc. 1999 Stock Incentive Plan and the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan. In April 2002, we merged the ALEC Holdings, Inc. 1999 Stock Incentive Plan into the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan, or the Incentive Plan. The Company’s long-term performance incentive programs provide our executive officers with the opportunity to receive stock options conditioned on the achievement of certain performance targets based on our EBITDA and other performance related goals. The programs allow executive officers to buy specified numbers of shares of common stock at the value of the stock at the time of the grant. Options granted are eligible for graduated vesting over specified periods not to exceed five (5) years with any options not previously vesting become vested on the tenth anniversary of the grant date. Generally, the executive officer may exercise vested shares anytime over the course of ten years. These programs are designed to promote our success and enhance our value by linking the interests of our executive officers to those of our stockholders and by providing participants with an incentive for outstanding performance. The Incentive Plan has up to 4,910,486 shares of the Company’s common stock set aside for allocation among the key contributors, including executive officers, poised to significantly impact the business. The level of grants varies based on the individual’s ability to impact long-term results. The Board of Directors has, from time to time, approved individual grants at other dates in recognition of promotions and for newly hired executive officers. As of December 31, 2003, a total of 2,838,938 options were outstanding from the Incentive Plan, of which 1,967,223 are held by executive officers named in the Summary Compensation Table.

     Separate from the Incentive Plan 1,000,000 stock options were also granted to Liane Pelletier, our current CEO, on October 6, 2003 as an inducement grant. The Company is required to register these shares on Form S-8 on or before October 5, 2004.

     Other Benefits — We also provide certain other benefits to our executive officers, including car allowances and the reimbursement of moving expenses.

     Compensation Limitation — The Internal Revenue Code limits the tax deduction for compensation expense in excess of $1,000,000 a year for each of the five highest paid executive officers. This tax provision, Section 162(m), is a new provision as of 1993. Performance-based compensation, however, can be excluded from the determination of compensation expense if it meets certain requirements. The Compensation Committee’s policy is to qualify executive officer compensation programs for the performance-based exclusion to the extent possible.

     We approved the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan. This plan is in compliance with Section 162(m) of the Internal Revenue Code. Stock grants made pursuant to the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan that is performance-based compensation, therefore, may be exempt as a compensation expense under Section 162(m), if so determined by the Compensation Committee. This outcome would permit us the maximum tax benefit. Performance-based restricted stock awards have annual measures and goals that allow the awards to qualify as performance-based compensation under Section 162(m). Annual cash incentive awards made under the Executive Bonus Plan also qualify as performance-based compensation.

     The Compensation and Personnel Committee believes it is appropriate to consider the tax implications of our compensation plans, but the Compensation and Personnel Committee does not believe it is necessarily in our or our stockholders’ best interest for all plans to meet the requirements of Section 162(m) deductibility. Accordingly, the Compensation Committee anticipates that we may lose or defer deductions in future years with respect to vesting of the time-based restricted stock grants or other awards.

     Compensation of the Chief Executive Officer — The criteria, standards and methodology used by the Committee in reviewing and establishing the Chief Executive Officer’s salary, bonus and other compensation are the same as those described above, with particular emphasis on peer group companies. Based on its review of data compiled by the Human Resources Division, with assistance by an outside consultant, the Board of Directors set Mr. Robinson’s base compensation for 2003 at an annual rate of $500,000. Mr. Robinson received an annual bonus of $250,000 for 2003, or 50% of the targeted amount. Although the Company did not achieve the 50% bonus level, which was equal to 95% of the EBITDA target, Mr. Robinson’s retirement contract calls for a 50% minimum payout.

     The Board of Directors similarly established an annual base salary of $500,000 for Ms. Pelletier. As with Mr. Robinson, Ms. Pelletier will be eligible to receive a target annual bonus of $500,000 based on achieving 100% of targeted performance objectives. Subject to the terms of the applicable annual bonus plan, the actual bonus paid for any fiscal year will range from $200,000 to 200% of base salary based on the achievement of performance objectives determined by the Board (or a designated committee of the Board) in consultation with Ms. Pelletier for each fiscal year. Ms. Pelletier will have the option to receive up to 50% of her annual bonus in our stock based on the fair market value on the date of bonus determination. Ms. Pelletier received a signing bonus of $500,000 and 200,000 shares of our stock.

     Summary — The Committee believes that the motivation of our executive officers to assure effective leadership of the business is critical to our success in a competitive marketplace. Effective incentives through compensation programs are essential ingredients contributing to our success. The Committee believes that our compensation programs are effective in motivating behaviors that will create stockholder value in the short and long term.

     Submitted by the members of the Compensation and Personnel Committee

W.Dexter Paine, III, Chair Brian Rogers John M. Egan

Performance Graph

     The following line graph compares the cumulative total stockholder return on our common stock from November 18, 1999 through December 31, 2003 with the cumulative total return of the Standard and Poor’s Corporation Composite 500 Index, or the S&P 500, and the cumulative total return of a peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500 and peer group indices on November 18, 1999, and assumes that dividends, if any, were reinvested.

     The peer group index consists of the following companies:

•	CenturyTel, Inc.

•	Commonwealth Telephone Enterprises, Inc.

•	CT Communications, Inc.

•	D&E Communications, Inc.

•	Dobson Communications Corporation

•	General Communication, Inc.

•	ITC Deltacom, Inc.

•	North Pittsburgh Systems, Inc.

•	Rural Cellular Corporation

•	Shenandoah Telephone Company

•	Surewest Communications

•	Telephone and Data Systems, Inc.

•	Warwick Valley Telephone Company

     Previously the Company included NTELOS, Inc. in its peer group index. NTELOS, Inc. went private during 2003 as a part of a Chapter 11 reorganization and as a result, is no longer reflected in either the past peer group or the present peer group in the following graph. In order to maintain a representative peer group index, we have chosen to add Dobson Communications, Inc., North Pittsburgh Systems, Inc., Rural Cellular Corporation, Shenandoah Telephone Company and Surewest Communications to our peer group index. As a result of these changes, we have included both the current peer group and the prior year peer group in the following graph:

Alaska Communications Systems Group, Inc.
Comparisons of Cumulative Total Stockholder Returns

	11/18/99	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Alaska Communications Systems Group, Inc.	$100.00	$88.79	$52.02	$57.18	$13.20	$34.01
S&P500 Index	$100.00	$105.89	$96.25	$84.81	$66.07	$85.02
Peer Group Index	$100.00	$101.97	$68.87	$63.03	$39.53	$53.73
Prior Year Peer Group Index	$100.00	$99.04	$77.89	$76.65	$61.30	$73.34

PROPOSAL TWO — TO APPROVE AN INCREASE IN THE NUMBER OF SHARES OF OUR COMMON
STOCK RESERVED FOR FUTURE ISSUANCE UNDER THE ALASKA COMMUNICATIONS SYSTEMS
GROUP, INC. 1999 STOCK PLANS BY 3,000,000 SHARES

     We are asking our shareholders to approve an increase of 3,000,000 shares to be reserved for future issuance under the various Alaska Communications Systems Group, Inc. stock plans. Should the proposal be approved, the 3,000,000 shares would be allocated among the plans as follows:

(i)	2,250,000 shares for the 1999 Stock Incentive Plan,

(ii)	550,000 shares for the 1999 Employee Stock Purchase Plan, and

(iii)	200,000 shares for the 1999 Non-Employee Director Stock Compensation Plan.

     We have filed registration statements with the Securities and Exchange Commission relating to an initial public offering of Income Deposit Securities. In the event that the offering contemplated by these registration statements are completed, we expect to terminate our various existing stock plans and replace them with an as yet to be determined long term incentive plan or plans.

     The 1999 Stock Incentive Plan provides for the grant of both tax-qualified “incentive” stock options, non-qualified stock options to acquire shares of our common stock and direct grants of our common stock to our employees. The Stock Incentive Plan will remain in effect as long as any awards made thereunder are outstanding. 4,910,486 shares of our common stock have been reserved for issuance under this plan. Through June 28, 2004, 6,709,997 options have been granted, 2,746,567 have been forfeited, 3,245,092 are outstanding, 718,338 have been exercised and 947,056 are available for future grant. If approved, the proposed increase will raise to 7,160,486 the total number of shares reserved for issuance under this plan, of which 3,197,056 will be available for future grants. We believe that approval of this proposal will provide us with the basis for future long-term compensation awards by means of stock option grants. We also believe that such long-term compensation awards in the form of grants is critical to our ability to attract and retain highly motivated and qualified employees.

     The 1999 Employee Stock Purchase Plan provides our employees with an opportunity to purchase shares of our common stock through self-directed payroll deductions at a price equal to 85% of the lower of the beginning or ending market price for each offering period. All of our employees, including those of designated subsidiaries, are eligible to participate in the purchase plan, other than those employees whose customary employment is 20 hours or less per week, or is for not more than five months in a calendar year, or those who are ineligible to participate due to restrictions under the Internal Revenue Code. 1,000,000 shares of our common stock have been reserved for issuance under this plan, of which 497,674 shares have been issued and 502,326 are available for future issuance as of June 28, 2004. If approved, the proposed increase will raise to 1,550,000 the total number of shares reserved for issuance under this plan. We believe that approval of this proposal will provide the basis for our employees to continue to participate in a structured plan of ownership of our common stock, thus aligning employee objectives with those of our shareholders in an explicit and meaningful way.

     The 1999 Non-Employee Director Stock Compensation Plan provides for the grant of stock to our non-employee directors as a portion of their directors compensation. For 2004, Directors are required to receive not less than 50% and may elect to receive up to 100% of their annual retainer and meeting fees in the form of our common stock. Under the plan, common stock is issued quarterly based on the closing market price on the last trading day of each quarter and the elections made by the individual non-employee director. Directors may elect to defer the issuance of shares. 150,000 shares of our common stock have been reserved for issuance under this plan, of which 117,852 shares have been issued and 32,148 are available for future issuance as of June 28, 2004. If approved, the proposed increase will raise to 350,000 the total number of shares reserved for issuance under this plan, of which 232,148 will be available for future grants. We believe that approval of this proposal will provide the basis for our board of directors to continue to participate in a structured plan of ownership of our common stock, strengthening the alignment of the directors and stockholders.

     The Board of Directors recommends that you vote FOR an increase in the number of shares of our common stock reserved for future issuance under the Alaska Communications Systems Group, Inc. 1999 stock plans by 3,000,000 shares.

OTHER MATTERS

     We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

     Annual Report and Form 10-K

     We are mailing a copy of our 2003 Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2003 together with this proxy statement to stockholders of record as of June 28, 2004. Any stockholder who desires additional copies may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

     Documents Incorporated by Reference

     Some documents have been incorporated by reference in this proxy statement. Any stockholder who desires to receive a copy of any of these documents may obtain up to one copy of each document, without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503.

ANNUAL MEETING OF STOCKHOLDERS

OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

     The 2003 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. will be held on Tuesday, July 27, 2004, beginning at 11:00 a.m. local time, at the Company’s fourth floor conference room at 600 Telephone Avenue, Anchorage, Alaska. Doors to the meeting will open at 10:30 a.m.

Alaska Communications Systems Group, Inc
600 Telephone Avenue
Anchorage, Alaska 99503
Phone: 907-297-3000
Fax: 907-297-3100

Directions to the Company’s offices at 600 Telephone Avenue:

•	From the Airport, take International Airport Road East.

•	Go approximately 1.9 miles and bear right onto the Minnesota Boulevard North ramp.

•	Continue North on Minnesota approximately 0.5 miles and turn right at the first stoplight onto Tudor Road.

•	Continue on Tudor approximately 1.2 miles and turn left onto Denali Street.

•	Continue on Denali Street approximately 0.4 miles and turn right onto Telephone Avenue

•	Alaska Communications Systems Group, Inc.’s building is on the right side at 600 Telephone Avenue, parking is located across the street.

Appendix A

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER OF
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
And
ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.

Purpose

     The purpose of the Audit Committee (the “Committee”) is to provide assistance to the Board of Directors (the “Board”) of Alaska Communications Systems Group, Inc. (the “Company”) in fulfilling the Board’s oversight of the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports and the independence and performance of the Company’s independent auditor.

     In the exercise of its oversight, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties are the responsibility of management and the independent auditor. Nothing contained in this charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law (the “DGCL”). Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the DGCL to rely, in discharging their oversight role, on the records of the Company and on other information (and, absent actual knowledge to the contrary, on the accuracy of such records and information) presented to the Committee, Board or Company by its officers or employees or by outside experts such at the independent auditor. It is acknowledged that all of the areas of oversight listed below may not be relevant to all of the matters and tasks that the Committee may consider and act upon from time to time, and that the members of the Committee in their judgment may determine the relevance thereof and the attention such items will receive in any particular context.

     Further, auditing literature, particularly Statement of Accounting Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

Membership

     The Committee shall consist of four members of the Board, including such “independent directors” as defined in the rules of The Nasdaq Stock Market (“Nasdaq”). Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Except as provided above, each Committee member shall satisfy the independence and experience requirements of The Nasdaq Stock Market, including any exceptions thereto. At least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”). In addition, each Committee member shall satisfy the independence requirements of the Nasdaq and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members shall be appointed by action of the Board and shall serve at the discretion of the Board.

Committee Organization and Procedures

     1. The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

     2. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

     3. The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

     4. The Committee may include in its meetings members of the Company’s financial management, representatives of the independent auditor, the senior internal audit manager and other financial personnel employed or retained by the Company. The Committee may meet with the independent auditor or the senior internal audit manager in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management’s presence. The Committee may also meet privately with management, as it deems appropriate.

     5. The Committee may, in its discretion, retain outside legal counsel, experts or advisors (accounting, financial or otherwise) if it determines that such counsel is necessary or appropriate under the circumstances. The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

     6. A majority vote of the members of the Committee shall be required for any action of the Committee. If a vote of the members of the Committee does not result in a majority, the issue shall be resolved by a majority of the independent members of the Committee.

Oversight

     Independent Auditor

     7. The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee. The Committee shall be responsible for reviewing the appointment of the independent auditor and, where applicable, recommending that the Board replace the independent auditor and recommending to the Board the nomination of the independent auditor for stockholder approval at any meeting of stockholders. The Committee shall be responsible for approving the fees to be paid to the independent auditor and any other terms of the engagement of the independent auditor.

     8. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

     9. The Committee shall receive from the independent auditor, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor regarding any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the independent auditor’s independence. The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC. The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms. The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

     Annual Audit

     10. The Committee shall meet with the independent auditor and management (and to the extent applicable, the internal auditor) in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

     11. The Committee shall meet with the independent auditor and management prior to the public release of the financial results of operations for the year under audit and discuss with the independent auditor (a) any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities of which the Committee is made aware that do not appear on the financial statements of the Company and that may have a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses, (b) any matters within the scope of the pending audit that have not yet been completed, and (c) any other issues, analyses or initiatives the Committee deems appropriate for discussion.

     12. The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the annual audit.

     13. The Committee shall, based on the review and discussions in paragraphs 9 and 10 above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 7 above, recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

     Quarterly Review

     14. The independent auditor shall review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission and in accordance with Statement on Auditing Standards 71, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the independent auditor the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

     Separate Discussions with the Independent Auditor

     15. The Committee shall discuss with the independent auditor and the senior internal audit manager, at least annually, (A) any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters, (B) the adequacy and effectiveness of the accounting and financial controls of the Company (and consider any recommendations for improvement of such internal control procedures), (C) any material written communications between the independent auditor and management of the Company, such as management letters, management representation letters, reports on observations and recommendations on internal controls, independent auditor’s engagement letters, independent auditor’s independence letters, schedules of unadjusted audit differences, listings of adjustments and reclassifications not recorded, or any other significant matters brought to the attention of the Committee by the independent auditor as a result of its annual audit, (D) the accounting policies and practices to be used that the independent auditor identifies as critical, and (E) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

     16. The Committee shall, based on the review and discussions with the independent auditor and the disclosures received from the independent auditor regarding its independence and disclosed relationships (including but not limited to the requirements of Independence Standards Board Standard 1 and the Statement on Auditing Standards No. 61, “Communication with Audit Committees”), determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

     17. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

     Internal Audit

     18. The Chief Executive Officer shall be responsible for the hiring, funding and replacing of the Company’s internal audit manager. The Committee, or the Chair of the Committee, as periodically warranted, but no less than annually, shall provide the Chief Executive Officer with an evaluation of the performance of the internal auditor.

     19. The senior internal audit manager shall furnish to the Committee a copy of each audit report prepared by the internal auditors.

     20. The Committee shall discuss with the senior internal audit manager the activities and organizational structure of the Company’s internal audit function, the qualifications of the primary personnel performing such function, and any reports prepared by him or her or any other matters brought to the attention of the Committee by the senior internal auditor manager

     Miscellaneous

     21. The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

     22. The Committee shall review legal and regulatory matters that may have a material impact on the financial statements and related compliance policies and programs.

     23. The Committee shall provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

     24. The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

     25. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

     26. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company’s annual proxy statements.

     27. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee’s actions, recommendations, and any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

PROXY

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

     The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated June 28, 2004 and holding common stock of Alaska Communications System Group, Inc. (“Company”) of record determined as of June 28, 2004, hereby appoints Leonard A. Steinberg, Vice President, General Counsel and Secretary, on behalf of the Board of Directors of the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend the annual meeting (“Annual Meeting”) of stockholders, to be held on Tuesday, July 27, 2004, beginning at 11:00 a.m. local time, at the Company’s offices at 600 Telephone Avenue, fourth floor conference room, Anchorage, Alaska and any adjournment or adjournments of the Annual Meeting. The undersigned further directs those holders of this Proxy to vote at the Annual Meeting, as specified in the Proxy, all of the shares of common stock of the undersigned in the Company, which the undersigned would be entitled to vote if personally present, as follows:

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

THE BOARD OF DIRECTOR RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND PROPOSAL 2. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSAL 1. IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE ANNUAL MEETING, THE PROXY WILL BE VOTED AT THE DISCRETION OF YOUR PROXIES.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL
1.	ELECTION OF DIRECTORS for one-year terms expiring at the 2005 Annual Meeting.	☐	☐

Nominees:

01 Liane Pelletier	06 Brian Rogers
02 W. Dexter Paine, III	07 Charles P. Sitkin
03 Saul A. Fox	08 John M. Egan
04 Wray T. Thorn	09 Patrick Pichette
05 Byron I. Mallott

		FOR proposed increase	AGAINST proposed increase	ABSTAIN
2.	INCREASE OF SHARES RESERVED UNDER COMPANY STOCK PLANS	☐	☐	☐
To increase the number of shares of our common stock reserved for future issuance under the various Alaska Communications Systems Group, Inc. stock plans by 3,000,000 shares, to be allocated among plans as follows:
(i) 2,250,000 shares for the 1999 Stock Incentive Plan;
(ii) 550,000 shares for the 1999 Employee Stock Purchase Plan; and
(iii) 200,000 shares for the 1999 Non-Employee Director Stock Compensation Plan.

3.	In accordance with their discretion, to vote upon all other matters that may properly come before said Annual Meeting and any adjournment, thereof, including matters incidental to the conduct of the meeting.

The undersigned hereby ratifies, and confirms all that the proxyholder or the holder’s substitute lawfully does or causes to be done by virtue of this Proxy and hereby revokes any and all proxies given prior to this Proxy by the undersigned to vote at the Annual Meeting or any adjournments of the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying the Notice.

Signature of Stockholder(s)                                                           Print Name                                                           Date                     , 2004

Please date this Proxy, and sign it above as your name (or names) appears and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation, please give that title.

▲  Detach here from proxy voting card.  ▲